Exhibit 99.1

Contact:	D. Anthony Peay - (804) 632-2112
Executive Vice President/ Chief Financial Officer

Distribute to:	Virginia State/Local News lines, NY Times, AP, Reuters, S&P, Moody’s, Dow Jones, Investor Relations Service

July 20, 2007 2p.m.	Traded: NASDAQ	Symbol: UBSH

UNION BANKSHARES CORPORATION NET INCOME IMPROVES FROM THE MOST RECENT QUARTER

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) — Union Bankshares Corporation (the “Company”) (NASDAQ: UBSH—News) net income increased from the most recent quarter $493 thousand, or 9.6%, to $5.6 million for the quarter ended June 30, 2007. This represents an increase in earnings per share, on a diluted basis, of 10.8%, or $.04. The improvement was highlighted by an increase in interest income, driven largely by loan growth within the commercial, construction and indirect auto loan portfolios, partially offset by increased funding costs.

“There have been a number of positive developments since the end of the first quarter,” said G. William Beale, the Company’s President and Chief Executive Officer. “The yield curve has not yet returned to its traditional slope, but it is no longer inverted. Our net interest margin stabilized this quarter. We have seen increases in our loan volume, which is an indicator of future revenue growth, and a positive trend in deposit growth. Our asset quality continues to be strong and unemployment within our markets remains very low.

We are concerned about the continued decline in new home construction and the time ‘on market’ for previously owned homes. These factors impact both our mortgage lending and our bank lending. In addition, a number of our key sources of low cost deposits have been impacted by the reduced activity in the housing market. The result is a decline in low cost deposits and pressure on our margin.

We have signed a contract for the sale of our former operations center. We expect to close on the sale, which will result in a one-time gain, late in the third quarter. Also in the third quarter, we will close on the purchase of six branches, located in Winchester (2), Middleburg, Warrenton (2) and Charlottesville, from Provident Bank. We are excited about the potential of these branches and our expansion in these very attractive markets.”

For the three months ended June 30, 2007, net income was $5.6 million, down 16.0% from $6.7 million the same quarter in 2006. Earnings per share, on a diluted basis decreased $.08, or 15.8%, from $.50 to $.42 for the same quarter a year ago. Return on average equity for the quarter ended June 30, 2007 was 11.07%, while return on average assets for the same period was 1.06%, compared to 14.02% and 1.33%, respectively, from the prior year’s same quarter. This decline was largely impacted by a lower net interest margin due to funding pressure and cost of funds outpacing yields on earning assets. Additionally, continued slowing in the mortgage banking sector contributed to the net decline.

For the six months ended June 30, 2007, net income was $10.8 million, down 17.1% from $13.0 million compared to the same period a year ago. This represents a decrease in earnings per share, on a diluted basis of $.17, or 17.5%, from $.97 to $.80. Return on average equity for the six months ended June 30, 2007 was 10.73%, while return on average assets was 1.03%, compared to 14.03% and 1.36%, respectively, for the same period in 2006. This decrease was partially related to increased funding costs to support loan growth as well as a continued slowing in the mortgage banking sector. Additionally, during the first quarter of 2007, $750 thousand of specific loan loss reserves were released.

As a supplement to U.S. generally accepted accounting principles (“GAAP”), the Company also uses certain alternate financial measures to review its operating performance. Earnings per share on a cash basis for the quarter ended June 30, 2007 were $.44 as compared to $.53 for the same quarter a year ago and $.41 for the quarter ended March 31, 2007. Additionally, cash basis return on average tangible equity for the second quarter ended June 30, 2007 was 16.91% as compared to 21.84% in the prior year’s second quarter and 15.90% for the quarter ended March 31, 2007. Earnings per share on a cash basis and average tangible equity were $.85 and 16.41% and $1.01 and 20.11% for the six months ending June 30, 2007 and 2006, respectively.

NET INTEREST INCOME

For the three months ended June 30, 2007, net interest income, on a tax-equivalent basis, decreased $606 thousand or 2.9% to $20 million compared to last year’s same period. This reflects the corresponding decline in net interest margin, on a tax-equivalent basis, from 4.52% to 4.20%. This 32 basis point margin (36 basis point interest rate spread) decline was driven by increased costs of interest-bearing liabilities which rose to 3.93%, or 66 basis points, compared to increased yields on earning assets which rose only 30 basis points to 7.54%. Growth in certificates of deposit, coupled with declines in low-cost deposits and demand deposits, put pressure on the funding side of the balance sheet. Average interest-earning assets for the quarter ended June 30, 2007 increased approximately $81.4 million, or 4.46%, over the same period a year ago. This growth was driven primarily by increases in the commercial, construction and indirect auto loan portfolios. Average interest-bearing liabilities for the period ended June 30, 2007 increased approximately $107 million, or 7.05%, over the same period a year ago. This growth was driven primarily by increases in certificates of deposit offset by lower demand deposit and money market volume.

On a linked quarter basis, the tax-equivalent net interest margin for the quarter ended June 30, 2007 increased to 4.20%, or 11 basis points, from 4.09% for the same period a year ago. Net interest income increased by $1.1 million to $20 million for the quarter ended June 30, 2007. Contributing to the net interest margin expansion was favorable loan growth (principally within the commercial, construction and indirect auto loan portfolios) yielding 7.81% or a 13 basis point increase from the prior quarter. This was partially offset by increased reliance on short-term advances from the Federal Home Loan Bank of Atlanta (“FHLB”) mitigated by favorable demand deposit volume during a flat to inverted yield curve environment.

For the six months ended June 30, 2007, net interest income, on a tax-equivalent basis, declined $345 thousand or .9% to $38.8 million compared to last year’s same period. This compares to a corresponding decline in net interest margin, on a tax-equivalent basis, from 4.53% to 4.14%. This 39 basis point margin (44 basis point interest rate spread) decline was driven by increases in certificates of deposit and FHLB advances offset by lower savings and money market volumes. Total cost of interest-bearing liabilities increased 79 basis points, to 3.93%, compared to earning asset yield increases of only 35 basis points, to 7.49%. Favorable loan volumes (principally within the commercial, construction and indirect auto loan portfolios) offset by lower securities balances (due to investment securities called by the issuers) resulted in approximately $144.5 million, or 8.3%, of growth in total earning assets from the same period a year ago.

For the six months ended June 30, 2007, approximately $8.0 million ($6.2 million during the first quarter of 2007) of investment securities were called by the issuers resulting in gains of $508 thousand ($301 thousand during the first quarter of 2007). The proceeds from these calls plus additional funds were used to payoff approximately $15.0 million of higher cost (6.3%) FHLB advances. Penalties of approximately $513 thousand ($316 thousand during the first quarter of 2007) associated with the early payoff of these advances have been reflected as an interest expense adjustment in the net interest margin for the six months ended June 30, 2007. The anticipated interest expense savings from this balance sheet restructuring will be approximately $223 thousand for the remainder of 2007 and $942 thousand in 2008. Absent this interest expense adjustment, net interest margin would have been 4.20%, instead of 4.14%, for the six months ending June 30, 2007

LOAN LOSS PROVISION/ASSET QUALITY

The Company’s asset quality remains strong. Net charge-offs were $88 thousand for the quarter ended June 30, 2007, compared to net charge-offs of $27 thousand in the same quarter last year and $162 thousand for the quarter ended March 31, 2007. While up slightly from a year ago, these charge-off levels remain very low. At June 30, 2007, nonperforming assets totaled $8.5 million, including a single credit relationship totaling $7.5 million.

The Company entered into a workout agreement with the borrower in the aforementioned credit relationship in March 2004. Under the terms of the agreement, the Company extended further credit secured by additional property with significant equity. During the first quarter of 2007, such equity was extracted from this relationship, reducing nonperforming assets totals on this relationship from $10.7 million as of June 30, 2006 to $7.9 million and resulting in the recapture of $750 thousand in specific reserves. In the second quarter of 2007, approximately $400 thousand of this relationship returned to accrual status further reducing the nonperforming balance to $7.5 million as of the end of June 30, 2007. Despite the lengthy nature of this workout, the Company continues to have dialogue with the borrower toward a resolution of the affiliated loans and anticipates that this workout will result in further reductions of the Company’s overall exposure to the borrower. The loans to this relationship continue to be secured by real estate (two assisted living facilities).

The provision for loan losses decreased slightly from $273 thousand in the second quarter of 2006 to $190 thousand for the same quarter in 2007. On a linked quarter basis, the provision for loan losses increased $175 thousand (without regard to a $750 thousand recapture noted during the first quarter of 2007 on a continuing nonperforming credit relationship). This net increase was primarily due to loan growth and a nominal increase in loans that management has identified through its risk rating system as having potential weaknesses. For the six months ended June 30, 2007 the provision for loan losses decreased $1.4 million from $811 thousand from the same period a year ago. This decline was largely attributable to the reduction of estimated loss exposure to the continuing nonperforming credit relationship noted above.

NONINTEREST INCOME

Noninterest income for the three months ended June 30, 2007 declined $695 thousand, or 10.1%, from $6.9 million to $6.2 million compared to last year’s same quarter. This decline reflects lower mortgage segment income from the sale of loans of approximately $1.0 million, or 32%, less from the same quarter a year ago. Additionally, gains of $207 thousand related to investment securities called by the issuer were recorded in the second quarter of 2007. Notwithstanding the aforementioned gains and lower mortgage segment income, noninterest income for the period increased approximately $133 thousand, or 3.5%, and was principally attributable to the increases in other service charges and deposit account charges of $228 thousand. These increases were mainly a result of increased brokerage commissions, overdraft fees and debit card transaction fee income.

On a linked quarter basis, noninterest income remained flat at $6.2 million from the quarter ended March 31, 2007. These results include gains of $207 thousand and $301 thousand related to investment securities called by the issuer during the second and first quarters of 2007, respectively. Notwithstanding the aforementioned gains on the called securities, noninterest income increased approximately $98 thousand, or 1.7%, and was principally attributable to increases in other service charges and deposit account charges of $304 thousand (primarily overdraft fees and letter of credit fees) as well as lower gains from the sale of loans of $212 thousand from the mortgage segment.

For the six months ended June 30, 2007, noninterest income decreased $1.5 million, or 10.5%, from $13.8 million to $12.4 million for the same period in 2006. The decrease was principally driven by lower gains on sales within the mortgage segment of $1.5 million. Contributing to the decline were gains on the sale of real estate of $856 thousand during the first quarter of 2006 offset by gains of $508 thousand on called investment securities for the six months ending June 30, 2007. Notwithstanding the sale of real estate and gains on called investment securities, noninterest income decreased $1.1 million, or 8.5%, primarily due to a reduction in revenue within the mortgage segment which was slightly offset by an increase in service charges on deposits and commissions and fees of $516 thousand.

NONINTEREST EXPENSE

Noninterest expense for the three months ended June 30, 2007 increased $457 thousand, or 2.7%, to $17.7 million compared to last year’s same period. Salaries and benefits decreased slightly by $28 thousand, or .29%, and were mainly attributable to normal compensation adjustments offset by lower commission expense from the mortgage segment. Other operating expenses increased $290 thousand, or 5.6%, and principally related to the operation of two additional branches, the relocation of two other branches for closer proximity to and convenience of customers, as well as the necessary infrastructure enhancements to support the Company’s continued growth. Some of the infrastructure enhancements include voice over internet protocol (VOIP) and the associated hardware and software to support this technology. Other initiatives include online check deposit technology, as well as enhancements to our internet banking delivery channel. Occupancy expenses increased $188 thousand, or 15.2%, and were principally attributable to increased facilities costs associated with the Company’s continued expansion. Some of these increased costs included depreciation, property insurance, rental expenses and, to a lesser extent, utility costs. In addition, the Company moved into its new 70,000 square foot operations center. This facility will allow for more effective deployment of the Company’s support services and provide sufficient space for anticipated growth over the next ten years. The second quarter of 2007 contained a full month of depreciation related to this new operations center in Caroline County. This expense is approximately $38 thousand per month. Furniture and equipment expenses increased $7 thousand, or .6%, and were attributable to the related depreciation and software costs of the additional branches.

On a linked quarter basis, noninterest expense decreased by $293 thousand, or 1.6%, to $17.7 million from $18.0 million for the period ended June 30, 2007. Decreases in salaries and benefits of $321 thousand, or 3.2%, are primarily attributable to first quarter charges for incentive compensation as well as lower commissions from the mortgage segment. Increases in occupancy expenses of $31 thousand, or 2.2%, are principally due to a full month of operations (as stated above) of the new 70,000 square foot operations center. Other operating expenses increased $62 thousand, or 1.1%, principally driven by the Company’s continued rollout of infrastructure enhancements (VOIP) and the related hardware and software to support this technology throughout the branch and operations center network. Furniture and equipment expenses decreased $65 thousand, or 5.5%, as a result of lower depreciation and software amortization.

For the six months ended June 30, 2007, noninterest expense increased $2.8 million, or 8.5%, from $32.8 million to $35.6 million for the same period in 2006. These figures include the acquisition of Prosperity Bank & Trust Company (“Prosperity”) on April 1, 2006; therefore, results of operations include six months of activity for 2007 and only three months for 2006. Excluding this year’s first quarter of noninterest expense related to Prosperity of $1.1 million, total noninterest expense increased $1.7 million, or 5.1%, when compared to the prior year. The following increases exclude the first quarter 2007 noninterest expenses of Prosperity. Other operating expenses increased $746 thousand, or 7.7%, and principally relate to two additional branches, relocation of two other branches as well as the infrastructure enhancements to support VOIP. Salary and benefits increased $494 thousand, or 2.6%, and may be attributed to normal compensation adjustments offset by lower commissions from the mortgage segment. Occupancy expense increased $373 thousand, or 16%, and was principally related to the Company’s continued expansion. These costs include depreciation, property insurance and to a lesser extent utility costs. Furniture and fixtures increased $56 thousand, or 2.6%.

BALANCE SHEET

For the three months ended June 30, 2007, total assets were approximately $2.2 billion compared to $2.1 billion at December 31, 2006 and June 30, 2006. Net loans increased $87.7 million, or 5.7%, and $125.4 million, or 8.4%, from December 31, 2006 and June 30, 2006, respectively. Loan growth was concentrated in the commercial real estate, construction and indirect auto loan portfolios from the same quarter a year ago and from December 31, 2006. Total cash and cash equivalents decreased $29.1 million, or 34.5%, from June 30, 2006. A primary driver of this decrease was lower volumes of federal funds sold. Deposits grew $33.1 million, or 2.1%, over June 30, 2006 levels but decreased $17.7 million, or 1.1%, from December 31, 2006. The growth over June 30, 2006 was principally attributed to certificates of deposit whereas the decline from year-end 2006 related principally to money market accounts. Total borrowings also increased by $26.6 million and $70.4 million to $159.2 million, from June 30, 2006 and December 31, 2006, respectively. The Company’s equity to assets ratio has increased slightly from 8.9% at June 30, 2006 to 9.53% at December 31, 2006 and 9.41% at June 30, 2007.

SEGMENT INFORMATION

Community Banking Segment

For the three months ended June 30, 2007, net income for the community banking segment decreased 12.1% or $801 thousand from $6.6 million to $5.8 million from the same quarter last year. This decline was partially attributable to net interest margin compression (from 4.38% to 4.02%) which resulted in a net interest income decline of $805 thousand, or 4.0%, over the same period. The provision for loan loss decreased $83 thousand, from $273 thousand to $190 thousand during this period.

Noninterest income increased $340 thousand, or 8.9%, in the second quarter of 2007 from the same period a year earlier. The increase was primarily related to gains on sales of called investment securities totaling $206 thousand. Additionally, brokerage income and service charges on deposits added approximately $228 thousand of increased income. Noninterest expense increased $984 thousand, or 6.9%, mainly due to increases in salary and benefits of $524 thousand, other operating expenses of $294 thousand, occupancy expenses of $141 thousand, and furniture and fixtures of $25 thousand. These increased costs related to the opening of two new branches since the second quarter of 2006 as well as the relocation of two existing branches to new sites during 2006. Other increased costs are reflective of our continued investment in people and technology necessary to support our growth and service goals.

On a linked quarter basis, community bank segment net income increased $517 thousand, or 9.8%, for the period ended June 30, 2007. Increases in net interest income, additional service charge income from deposits and brokerage income as well as less expense related to salaries and benefits contributed favorably to the linked quarter improvement. Additionally, during the first quarter of 2007, $750 thousand of specific loan loss reserves were released. See Loan Loss Provision/Asset Quality for additional information relating to this credit relationship. Net interest income increased $981 thousand, or 5.4%, to $19.1 million. Contributing to this was favorable average loan growth of approximately $46 million yielding 7.8%, funded by $10 million in demand deposit growth offset by purchased funding with a cost of 6.1%. Total noninterest income increased $203 thousand, or 5.1%, and was related to service charges on deposits and brokerage income. Noninterest expenses declined $203 thousand, or 1.3%, and were partially related to incentive compensation payouts during the first quarter.

For the six months ended June 30, 2007, compared to the same period in 2006, net income for the community banking segment decreased 13.7%, or approximately $1.8 million, from $12.9 million to $11.1 million. Net interest income declined $613 thousand, or 1.6%. Additionally, during the first quarter of 2007, $750 thousand of specific loan loss reserves were released. Net interest income after the provision for loan loss recapture was $743 thousand, or an increase of 2%, from a year ago. Noninterest income for the six months ended June 30, 2007 remained relatively flat and increased $38 thousand. If not for the gains from the called investment securities of $508 thousand in 2007 or gains from the sale of real estate of $856 thousand from 2006, the increase in noninterest income would have been $386 thousand, or 5.3%, over the prior year. Noninterest expense increased $3.5 million, or 13.0%, to $30.7 million for the six months ending June 30, 2007 compared to the same period a year ago. Salary and benefits contributed $1.7 million of this increase. Other operating expense comprised $1.3 million. Occupancy and furniture and fixtures expense were $383 thousand and $172 thousand, respectively. Additionally, six months of Prosperity’s noninterest expenses were included in the first half of 2007 compared to only three months for the same period in 2006. The first quarter of 2007 noninterest expenses for Prosperity were $1.1 million.

Mortgage Segment

For the three months ended June 30, 2007, net income for the mortgage segment declined $271 thousand from $108 thousand net income to a net loss of $163 thousand compared to the same quarter in 2006. Although loan profitability ratios were similar to those achieved during the middle quarters of 2006, overall loan volume decreased 32.6% from the same period last year resulting in a similar decline in loan revenue. The housing market for both new construction and existing sales continued to slump during the quarter, providing fewer origination opportunities than during the same quarter last year. Reduced mortgage loan demand, combined with rising interest rates and tightening secondary market underwriting requirements have slowed both purchase and refinance production. Net interest income in this segment grew $56 thousand, or 124.4%, over the same period as interest margins improved over the prior year. The mortgage segment reserved approximately $35 thousand for losses related to early payment defaults on loans sold to investors, a decline of approximately 47.0% from the reserves recorded during the same period last year.

On a linked quarter basis, mortgage segment net income declined $24 thousand from a net loss of $139 thousand to a net loss of $163 thousand. Net interest income increased $78 thousand as interest margins improved by 19.2% on average over the prior quarter. While originations declined 1.7%, loan revenue fell 9.0% as market demand shifted towards less profitable loan products and the secondary market tightened product offerings.

For the six months ended June 30, 2007, mortgage segment net income declined $472 thousand, from net income of $170 thousand to a net loss of $302 thousand. This is principally due to a 25.4% decline in loan originations, from $258.4 million to $192.8 million, for the six months ending June 30, 2006 and 2007, respectively.

* * * * * * *

ABOUT UNION BANKSHARES CORPORATION

Union Bankshares Corporation is one of the largest community banking organizations based in Virginia, providing full service banking to the Northern, Central, Rappahannock, Tidewater and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank and Trust Company (33 locations in the counties of Albemarle, Caroline, Chesterfield, Fluvanna, Hanover, Henrico, King George, King William, Nelson, Spotsylvania, Stafford, Westmoreland and the Cities of Fredericksburg and Charlottesville), Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster), Rappahannock National Bank (2 locations in Washington and Front Royal, Virginia), Bay Community Bank (4 locations in Williamsburg, Newport News and Grafton), and Prosperity Bank & Trust Company (3 locations in Springfield and Burke, Virginia). Recently, Union Bankshares announced it had entered into an agreement to acquire six branches of Provident Bank, a subsidiary of Provident Bankshares Corporation (NASDAQ: PBKS). These six branches are located in Charlottesville, Middleburg, Warrenton (2) and Winchester (2). All of these branches will become branches of Rappahannock National Bank except for the Charlottesville branch which will become a branch of Union Bank and Trust Company. Union Bank and Trust Company also operates a loan production office in Manassas. In addition to banking services, Union Investment Services, Inc. provides full brokerage services; Union Mortgage Group, Inc. provides a full line of mortgage products; and Union Insurance Group, LLC offers various lines of insurance products. Bay Community Bank also owns a non-controlling interest in Johnson Mortgage Company, LLC.

Additional information is available on the Company’s website at www.ubsh.com. The shares of the Company are traded on the NASDAQ Global Select Market under the symbol “UBSH”.

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise and are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate” or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, technology, and consumer spending and savings habits. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(in thousands, except share data)

	Three Months Ended			Six Months Ended
	06/30/07	06/30/06	03/31/07	06/30/07	06/30/06
Results of Operations
Interest and dividend income	$35,129	$32,347	$33,627	$68,756	$60,637
Interest expense	15,908	12,378	15,467	31,375	22,620

Net interest income	19,221	19,969	18,160	37,381	38,017
Provision for loan losses	190	273	(735)	(545)	811

Net interest income after provision for loan losses	19,031	19,696	18,895	37,926	37,206
Noninterest income	6,212	6,907	6,209	12,421	13,882
Noninterest expenses	17,666	17,209	17,959	35,625	32,829

Income before income taxes	7,577	9,394	7,145	14,722	18,259
Income tax expense	1,936	2,681	1,997	3,933	5,238

Net income	$5,641	$6,713	$5,148	$10,789	$13,021

Interest earned on loans (FTE)	$31,760	$28,452	$29,959	$61,721	$53,620
Interest earned on securities (FTE)	3,934	4,158	4,073	8,007	7,782
Interest earned on earning assets (FTE)	35,864	32,939	34,345	70,211	61,799
Net interest income (FTE)	19,956	20,562	18,879	38,835	39,180
Interest expense on certificates of deposit	10,621	7,834	10,399	21,020	14,596
Interest expense on interest-bearing deposits	12,040	9,320	11,859	23,900	17,533
Core deposit intangible amortization	457	457	457	915	762

Net income—community bank segment	$5,804	$6,605	$5,287	$11,091	$12,851
Net income—mortgage segment	(163)	108	(139)	(302)	170

Key Performance Ratios
Return on average assets (ROA)	1.06%	1.33%	1.00%	1.03%	1.36%
Return on average equity (ROE)	11.07%	14.02%	10.38%	10.73%	14.03%
Efficiency ratio	69.46%	64.03%	73.70%	71.53%	63.26%
Efficiency ratio—community bank segment	65.47%	60.04%	69.90%	67.62%	59.11%
Net interest margin (FTE)	4.20%	4.52%	4.09%	4.14%	4.53%
Yields on earning assets (FTE)	7.54%	7.24%	7.44%	7.49%	7.14%
Cost of interest-bearing liabilities (FTE)	3.93%	3.27%	3.94%	3.93%	3.14%
Noninterest expense less noninterest income / average assets	2.16%	2.04%	2.28%	2.22%	1.99%

Per Share Data
Earnings per share, basic	$0.42	$0.51	$0.39	$0.81	$0.99
Earnings per share, diluted	0.42	0.50	0.38	0.80	0.97
Cash basis earnings per share, diluted	0.44	0.53	0.41	0.85	1.01
Cash dividends paid	0.18	0.15	0.18	0.36	0.30
Market value per share	23.20	28.76	25.94	23.20	28.76
Book value per share	15.28	14.09	15.23	15.28	14.09
Tangible book value per share	10.54	9.32	10.44	10.54	9.32
Price to earnings ratio, diluted	13.74	14.34	16.83	14.38	14.65
Price to book value ratio	1.52	2.04	1.70	1.52	2.04
Weighted average shares outstanding, basic	13,332,263	13,223,496	13,306,504	13,319,455	13,209,730
Weighted average shares outstanding, diluted	13,412,933	13,339,216	13,413,303	13,411,830	13,340,614
Shares outstanding at end of period	13,369,409	13,255,851	13,318,046	13,369,409	13,255,851

Financial Condition
Assets	$2,166,914	$2,077,522	$2,118,855	$2,166,914	$2,077,522
Loans, net of unearned income	1,636,345	1,511,209	1,600,059	1,636,345	1,511,209
Earning Assets	1,935,522	1,862,133	1,895,870	1,935,522	1,862,133
Goodwill	51,881	50,026	51,881	51,881	50,026
Core deposit intangibles, net	11,426	13,255	11,883	11,426	13,255
Deposits	1,648,136	1,615,019	1,667,171	1,648,136	1,615,019
Stockholders’ equity	203,905	186,802	202,841	203,905	186,802
Tangible equity	140,598	123,521	139,077	140,598	123,521

	Three Months Ended			Six Months Ended
	06/30/07	06/30/06	03/31/07	06/30/07	06/30/06
Averages
Assets	$2,131,153	$2,027,281	$2,086,263	$2,108,832	$1,924,007
Loans, net of unearned income	1,612,164	1,493,093	1,565,888	1,589,154	1,441,622
Loans held for sale	22,332	29,513	21,642	21,989	26,649
Securities	266,880	284,825	276,882	271,853	265,200
Earning assets	1,906,823	1,825,454	1,872,224	1,889,618	1,745,132
Deposits	1,652,903	1,589,974	1,646,819	1,649,878	1,519,843
Certificates of deposit	900,573	768,222	897,974	899,281	742,531
Interest-bearing deposits	1,367,489	1,284,320	1,371,428	1,369,448	1,246,363
Borrowings	256,380	232,639	221,461	239,017	204,037
Interest-bearing liabilities	1,623,869	1,516,959	1,592,889	1,608,465	1,450,400
Stockholders’ equity	204,371	192,012	201,115	202,752	187,089
Tangible equity	140,844	128,739	138,918	139,886	135,742

Asset Quality
Allowance for Loan Losses
Beginning balance of allowance for loan losses	$18,251	$17,631	$19,148	$19,148	$17,116
Add: Allowance from acquired banks	—	785	—	—	785
Add: Recoveries	84	163	131	215	253
Less: Charge-offs	172	190	293	465	303
Add: Provision for loan losses	190	273	(735)	(545)	811

Ending balance of allowance for loan losses	$18,353	$18,662	$18,251	$18,353	$18,662

Allowance for loan losses / total outstanding loans	1.12%	1.23%	1.14%	1.12%	1.23%
Nonperforming Assets
Nonaccrual loans	$8,232	$11,291	$8,558	$8,232	$11,291
Other real estate and foreclosed properties	217	—	217	217	—

Total nonperforming assets	8,449	11,291	8,775	8,449	11,291
Loans > 90 days and still accruing	1,176	199	1,064	1,176	199

Total nonperforming assets and loans > 90 days and still accruing	$9,625	$11,490	$9,839	$9,625	$11,490

Nonperforming assets / total outstanding loans	0.52%	0.75%	0.55%	0.52%	0.75%
Nonperforming assets / allowance for loan losses	46.04%	60.50%	48.08%	46.04%	60.50%

Other Data
Mortgage loan originations	$95,578	$142,289	$97,236	$192,814	$258,394
% of originations that are refinances	42.47%	30.69%	46.26%	44.39%	33.53%
End of period full-time employees	650	645	660	650	645
Number of full-service branches	51	49	51	51	49
Number of community banks (subsidiaries)	5	5	5	5	5
Number of full automatic transaction machines (ATM's)	137	133	135	137	133

Alternative Performance Measures (1)
Net income	$5,641	$6,713	$5,148	$10,789	$13,021
Plus: Core deposit intangible amortization, net of tax	297	297	297	595	495

Cash basis operating earnings	$5,938	$7,010	$5,445	$11,384	$13,516

Average assets	$2,131,153	$2,027,281	$2,086,263	$2,108,832	$1,924,007
Less: Average goodwill	51,881	49,812	50,089	50,990	40,606
Less: Average core deposit intangibles	11,646	13,461	12,108	11,876	10,921

Average tangible assets	$2,067,626	$1,964,008	$2,024,066	$2,045,966	$1,872,480

Average equity	$204,371	$192,012	$201,115	$202,752	$187,089
Less: Average goodwill	51,881	49,812	50,089	50,990	40,606
Less: Average core deposit intangibles	11,646	13,461	12,108	11,876	10,921

Average tangible equity	$140,844	$128,739	$138,918	$139,886	$135,562

Cash basis earnings per share, diluted	$0.44	$0.53	$0.41	$0.85	$1.01
Cash basis return on average tangible assets	1.15%	1.43%	1.09%	1.12%	1.46%
Cash basis return on average tangible equity	16.91%	21.84%	15.90%	16.41%	20.11%

(1)	As a supplement to accounting principles generally accepted in the United States (“GAAP”), management also reviews operating performance based on its “cash basis earnings” to fully analyze its core business. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management’s opinion, cash basis earnings are useful to investors because by excluding non-operating adjustments stemming from the consolidation of our organization, they allow investors to see clearly the combined economic results of our multi-bank company. These non-GAAP disclosures should not, however, be viewed in direct comparison with non-GAAP measures of other companies.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts)

	June 30, 2007	December 31, 2006	June 30, 2006
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$51,474	$55,511	$59,645
Interest-bearing deposits in other banks	899	950	5,575
Money market investments	190	322	158
Other interest-bearing deposits	2,598	2,598	2,598
Federal funds sold	236	16,509	16,542

Total cash and cash equivalents	55,397	75,890	84,518

Securities available for sale, at fair value	270,095	282,824	288,432

Loans held for sale	25,159	20,084	37,619

Loans, net of unearned income	1,636,345	1,549,445	1,511,209
Less allowance for loan losses	18,353	19,148	18,662

Net loans	1,617,992	1,530,297	1,492,547

Bank premises and equipment, net	74,044	63,461	52,491
Other real estate owned	217	—	—
Core deposit intangibles, net	11,426	12,341	13,255
Goodwill	51,881	50,049	50,026
Other assets	60,703	57,945	58,634

Total assets	$2,166,914	$2,092,891	$2,077,522

LIABILITIES
Noninterest-bearing demand deposits	$293,736	$292,262	$327,880
Interest-bearing deposits:
NOW accounts	206,378	212,328	207,743
Money market accounts	148,527	165,202	166,418
Savings accounts	106,939	107,163	122,681
Time deposits of $100,000 and over	450,133	442,953	389,638
Other time deposits	442,423	446,000	400,659

Total interest-bearing deposits	1,354,400	1,373,646	1,287,139

Total deposits	1,648,136	1,665,908	1,615,019

Securities sold under agreements to repurchase	76,179	62,696	71,986
Other short-term borrowings	76,769	—	85,600
Trust preferred capital notes	60,310	60,310	60,310
Long-term borrowings	82,475	88,850	47,000
Other liabilities	19,140	15,711	10,805

Total liabilities	1,963,009	1,893,475	1,890,720

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Common stock, $1.33 par value, shares authorized 36,000,000; issued and outstanding, 13,369,409 shares, 13,303,520 shares, and 13,195,987 shares, respectively.	17,790	17,716	17,675
Surplus	39,215	38,047	36,660
Retained earnings	148,222	142,168	133,585
Accumulated other comprehensive income	(1,322)	1,485	(1,118)

Total stockholders’ equity	203,905	199,416	186,802

Total liabilities and stockholders’ equity	$2,166,914	$2,092,891	$2,077,522

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Interest and dividend income:
Interest and fees on loans	$31,642	$28,426	$61,492	$53,530
Interest on Federal funds sold	122	285	385	318
Interest on deposits in other banks	12	11	27	18
Interest on money market investments	1	—	2	2
Interest on other interest-bearing deposits	35	32	69	60
Interest and dividends on securities:
Taxable	2,173	2,544	4,505	4,718
Nontaxable	1,144	1,049	2,276	1,991

Total interest and dividend income	35,129	32,347	68,756	60,637

Interest expense:
Interest on deposits	12,039	9,320	23,899	17,534
Interest on Federal funds purchased	262	178	568	260
Interest on short-term borrowings	1,211	1,155	1,967	1,984
Interest on long-term borrowings	2,396	1,725	4,941	2,842

Total interest expense	15,908	12,378	31,375	22,620

Net interest income	19,221	19,969	37,381	38,017
Provision for (recapture of) loan losses	190	273	(545)	811

Net interest income after provision for (recapture of) loan losses	19,031	19,696	37,926	37,206

Noninterest income:
Service charges on deposit accounts	1,917	1,809	3,643	3,424
Other service charges, commissions and fees	1,557	1,437	3,001	2,704
Gains on securities transactions, net	207	5	508	7
Gains on sales of loans	2,132	3,161	4,476	5,952
Gains (losses) on sales of other real estate	(6)	12	(9)	879
Other operating income	405	483	802	916

Total noninterest income	6,212	6,907	12,421	13,882

Noninterest expenses:
Salaries and benefits	9,618	9,646	19,557	18,675
Occupancy expenses	1,422	1,234	2,813	2,328
Furniture and equipment expenses	1,116	1,109	2,297	2,186
Other operating expenses	5,510	5,220	10,958	9,640

Total noninterest expenses	17,666	17,209	35,625	32,829

Income before income taxes	7,577	9,394	14,722	18,259
Income tax expense	1,936	2,681	3,933	5,238

Net income	$5,641	$6,713	$10,789	$13,021

Earnings per share, basic	$0.42	$0.51	$0.81	$0.99

Earnings per share, diluted	$0.42	$0.50	$0.80	$0.97

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Three Months Ended June 30,
	2007			2006			2005
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$169,359	$2,174	5.15%	$196,286	$2,544	5.20%	$150,968	$1,910	5.07%
Tax-exempt	97,521	1,760	7.24%	88,539	1,614	7.31%	75,046	1,422	7.60%

Total securities	266,880	3,934	5.91%	284,825	4,158	5.85%	226,014	3,332	5.91%
Loans, net (2) (3)	1,612,164	31,401	7.81%	1,493,093	28,012	7.53%	1,309,827	21,401	6.55%
Loans held for sale	22,332	359	6.45%	29,513	440	5.98%	38,400	609	6.36%
Federal funds sold	1,802	122	5.49%	14,266	285	5.01%	4,205	9	0.89%
Money market investments	146	1	1.72%	115	—	1.57%	84	—	2.61%
Interest-bearing deposits in other banks	901	12	5.21%	1,044	12	4.45%	2,326	17	2.87%
Other interest-bearing deposits	2,598	35	5.39%	2,598	32	4.91%	2,598	19	2.92%

Total earning assets	1,906,823	35,864	7.54%	1,825,454	32,939	7.24%	1,583,454	25,387	6.43%

Allowance for loan losses	(18,306)			(18,538)			(16,572)
Total non-earning assets	242,636			220,365			152,464

Total assets	$2,131,153			$2,027,281			$1,719,346

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$208,068	334	0.64%	$211,017	201	0.38%	$200,773	177	0.35%
Money market savings	154,105	885	2.30%	180,201	996	2.22%	183,643	727	1.59%
Regular savings	104,743	200	0.76%	124,880	289	0.93%	119,952	245	0.82%
Certificates of deposit:
$100,000 and over	448,728	5,535	4.95%	371,493	4,071	4.40%	243,826	2,125	3.50%
Under $100,000	451,845	5,086	4.51%	396,729	3,763	3.80%	362,450	2,784	3.08%

Total interest-bearing deposits	1,367,489	12,040	3.53%	1,284,320	9,320	2.91%	1,110,644	6,058	2.19%
Other borrowings	256,380	3,868	6.05%	232,639	3,057	5.27%	185,589	1,808	3.91%

Total interest-bearing liabilities	1,623,869	15,908	3.93%	1,516,959	12,377	3.27%	1,296,233	7,866	2.43%

Noninterest-bearing liabilities:
Demand deposits	285,414			305,654			242,183
Other liabilities	17,499			12,656			13,580

Total liabilities	1,926,782			1,835,269			1,551,996
Stockholders’ equity	204,371			192,012			167,350

Total liabilities and stockholders’ equity	$2,131,153			$2,027,281			$1,719,346

Net interest income		$19,956			$20,562			$17,521

Interest rate spread (4)			3.61%			3.97%			4.00%
Interest expense as a percent of average earning assets			3.35%			2.72%			1.99%
Net interest margin			4.20%			4.52%			4.44%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Foregone interest on previously charged off credits of $76 thousand and $94 thousand has been excluded for 2006 and 2005, respectively.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Six Months Ended June 30,
	2007			2006			2005
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$175,324	$4,505	5.18%	$181,954	$4,718	5.23%	$153,016	$3,829	5.05%
Tax-exempt	96,529	3,502	7.32%	83,246	$3,064	7.42%	74,750	2,853	7.70%

Total securities	271,853	8,007	5.94%	265,200	$7,782	5.92%	227,766	6,682	5.92%
Loans, net (2) (3)	1,589,154	61,061	7.75%	1,441,622	$52,764	7.38%	1,292,630	41,477	6.47%
Loans held for sale	21,989	660	6.05%	26,649	$856	6.48%	35,054	1,081	6.22%
Federal funds sold	2,801	385	5.47%	8,106	$318	4.88%	2,644	11	0.86%
Money market investments	205	2	1.97%	103	$1	2.46%	77	1	2.28%
Interest-bearing deposits in other banks	1,018	27	5.27%	854	$18	4.34%	2,415	32	2.69%
Other interest-bearing deposits	2,598	69	5.36%	2,598	$60	4.65%	2,598	34	2.65%

Total earning assets	1,889,618	70,211	7.49%	1,745,132	$61,799	7.14%	1,563,184	49,318	6.36%

Allowance for loan losses	(18,704)			(17,936)			(16,535)
Total non-earning assets	237,918			196,811			149,691

Total assets	$2,108,832			$1,924,007			$1,696,340

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$207,137	652	0.63%	$203,147	$382	0.38%	$197,706	324	0.33%
Money market savings	158,008	1,802	2.30%	180,418	$2,006	2.24%	187,689	1,365	1.47%
Regular savings	105,022	426	0.82%	120,267	$549	0.92%	119,453	464	0.78%
Certificates of deposit:
$100,000 and over	447,017	10,942	4.94%	356,284	$7,534	4.26%	232,836	3,959	3.43%
Under $100,000	452,264	10,078	4.49%	386,247	$7,062	3.69%	361,588	5,406	3.01%

Total interest-bearing deposits	1,369,448	23,900	3.52%	1,246,363	$17,533	2.84%	1,099,272	11,518	2.11%
Other borrowings	239,017	7,476	6.31%	204,037	$5,086	5.03%	184,235	3,490	3.82%

Total interest-bearing liabilities	1,608,465	31,376	3.93%	1,450,400	$22,619	3.14%	1,283,507	15,008	2.36%

Noninterest-bearing liabilities:
Demand deposits	280,430			273,480			233,309
Other liabilities	17,185			13,038			12,948

Total liabilities	1,906,080			1,736,918			1,529,764
Stockholders’ equity	202,752			187,089			166,576

Total liabilities and stockholders’ equity	$2,108,832			$1,924,007			$1,696,340

Net interest income		$38,835			$39,180			$34,310

Interest rate spread (4)			3.56%			4.00%			4.00%
Interest expense as a percent of average earning assets			3.35%			2.61%			1.94%
Net interest margin			4.14%			4.53%			4.43%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Foregone interest on previously charged off credits of $196 thousand and $114 thousand has been excluded for 2006 and 2005, respectively.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.